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                           ASSET PURCHASE AGREEMENT

                                 by and among

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                                   as Seller

                                      and

                            GORES TECHNOLOGY GROUP

                                      and

                          SSA ACQUISITION CORPORATION

                                 as Purchaser


                            Dated as of May 3, 2000

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                               TABLE OF CONTENTS
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ARTICLE 1. PURCHASE AND SALE OF ASSETS................................................................            1

   SECTION 1.01      Acquired Assets..................................................................            1
   SECTION 1.02      Excluded Assets..................................................................            2
   SECTION 1.03      Cure Costs.......................................................................            2
   SECTION 1.04      Assumed Liabilities..............................................................            2
   SECTION 1.05      Excluded Liabilities.............................................................            3
   SECTION 1.06      Purchase Price...................................................................            3
   SECTION 1.07      Deposits.........................................................................            4

ARTICLE 2. THE CLOSING................................................................................            4

   SECTION 2.01      Closing..........................................................................            4
   SECTION 2.02      Deliveries at Closing............................................................            5

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................................            5

   SECTION 3.01      Organization.....................................................................            5
   SECTION 3.02      Authority Relative to this Agreement.............................................            6
   SECTION 3.03      Consents and Approvals...........................................................            6
   SECTION 3.04      Financial Statements.............................................................            6
   SECTION 3.05      Certain Assets...................................................................            6
   SECTION 3.06      Brokers..........................................................................            7
   SECTION 3.07      Material Contracts...............................................................            7
   SECTION 3.08      Intellectual Property............................................................            8
   SECTION 3.09      Required and Other Consents......................................................            9
   SECTION 3.10      Absence of Certain Changes.......................................................            9
   SECTION 3.11      Litigation and Proceedings.......................................................           10
   SECTION 3.12      Compliance with Laws and Court Orders............................................           10
   SECTION 3.13      Year 2000 Compliance.............................................................           10
   SECTION 3.14      Inventories......................................................................           11
   SECTION 3.15      Receivables......................................................................           11
   SECTION 3.16      Environmental Compliance.........................................................           11
   SECTION 3.17      Conflict of Activities...........................................................           11

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............................................           12

   SECTION 4.01      Organization.....................................................................           12
   SECTION 4.02      Authority Relative to this Agreement.............................................           12
   SECTION 4.03      Capital Stock....................................................................           12
   SECTION 4.04      Consents and Approvals...........................................................           12
   SECTION 4.05      No Violations....................................................................           12
   SECTION 4.06      Brokers..........................................................................           13
   SECTION 4.07      Financing........................................................................           13

ARTICLE 5. COVENANTS..................................................................................           13

   SECTION 5.01      Notice of the Section 363/365 Motion and Section 363/365 Order...................           13
   SECTION 5.02      Access and Information...........................................................           13
   SECTION 5.03      Books and Records................................................................           14
   SECTION 5.04      Additional Matters...............................................................           14
   SECTION 5.05      Further Assurances...............................................................           15
   SECTION 5.06      Employees and Benefit Programs...................................................           15
   SECTION 5.07      Public Announcements; Confidential Information...................................           19
   SECTION 5.08      Conduct of the Business..........................................................           20
   SECTION 5.09      Notices of Certain Events........................................................           21
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   SECTION 5.10      Bankruptcy Court Approval of Preliminary Order....................................          21
   SECTION 5.11      Name Changes......................................................................          22
   SECTION 5.12      Permits...........................................................................          22
   SECTION 5.13      Consents; Assignments.............................................................          23
   SECTION 5.14      Accounts Receivables..............................................................          23
   SECTION 5.15      Bidding Procedures................................................................          24
   SECTION 5.16      Registration; Disclosure..........................................................          24
   SECTION 5.17      DIP Budget........................................................................          24
   SECTION 5.18      Capitalization....................................................................          24
   SECTION 5.19      Disclosure Supplements............................................................          24

ARTICLE 6. CONDITIONS PRECEDENT........................................................................          25

   SECTION 6.01      Conditions Precedent to Obligation of the Seller and the Purchaser................          25
   SECTION 6.02      Conditions Precedent to Obligation of the Seller..................................          25
   SECTION 6.03      Conditions Precedent to Obligation of the Purchaser...............................          25

ARTICLE 7. TERMINATION, AMENDMENT AND WAIVER...........................................................          26

   SECTION 7.01      Termination.......................................................................          26
   SECTION 7.02      Effect of Termination.............................................................          27

ARTICLE 8. GENERAL PROVISIONS..........................................................................          28

   SECTION 8.01      Survival of Representations, Warranties, and Agreements...........................          28
   SECTION 8.02      Indemnity.........................................................................          28
   SECTION 8.03      Transfer Taxes....................................................................          28
   SECTION 8.04      Notices...........................................................................          29
   SECTION 8.05      Descriptive Headings; Certain Terms...............................................          30
   SECTION 8.06      Entire Agreement, Assignment......................................................          30
   SECTION 8.07      Governing Laws....................................................................          30
   SECTION 8.08      Expenses..........................................................................          31
   SECTION 8.09      Amendment.........................................................................          31
   SECTION 8.10      Waiver............................................................................          31
   SECTION 8.11      Counterparts; Effectiveness.......................................................          31
   SECTION 8.12      Severability; Validity; Parties of Interest.......................................          31
   SECTION 8.13      Bulk Sales........................................................................          32
   SECTION 8.14      Bankruptcy Court Approval.........................................................          32

ARTICLE 9. DEFINITIONS.................................................................................          32

   SECTION 9.01      Defined Terms.....................................................................          32

ARTICLE 10. TAX MATTERS................................................................................          36

   SECTION 10.01     Tax Definitions...................................................................          36
   SECTION 10.02     Tax Representations and Warranties................................................          37
   SECTION 10.03     Section 338(h)(10) Election.......................................................          38
   SECTION 10.04     Tax Matters.......................................................................          39
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                                                                            99.2

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT, dated as of May 3, 2000 (the "Agreement"), is made by and among SYSTEM SOFTWARE ASSOCIATES, INC., a Delaware corporation (the "Seller"), GORES TECHNOLOGY GROUP, a California corporation, but only for purposes of Article 4 hereof ("Gores") and SSA Acquisition Corporation, a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article 9.

     WHEREAS, the Seller is engaged, on its own behalf and through its subsidiaries, in the business of developing, marketing, selling and delivering enterprise resource planning software and related services (collectively, the "Business");

     WHEREAS, the Seller plans to seek relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") by filing a case (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

     WHEREAS, the Purchaser desires to purchase the assets of the Seller related to the Business and assume certain liabilities from the Seller, and the Seller desires to sell, convey, assign and transfer to the Purchaser, substantially all of the assets and properties related to the Business together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code; and

     WHEREAS, the Acquired Assets will be sold pursuant to an order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code, and such sale will include the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE 1.

                          PURCHASE AND SALE OF ASSETS

     SECTION 1.01  Acquired Assets.

          (a) Section 363 Assigned Assets. Pursuant to Section 363 of the Bankruptcy Code and on the terms and subject to the conditions precedent set forth in this Agreement, at the Closing the Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Seller, all of the Seller's rights, title, and interests in, to and under all of the assets, property, rights and claims of the Seller of every kind and description, wherever located, real, personal or mixed, whether tangible or intangible, owned, held or used in the conduct of the Business by the Seller including, without limitation, as set forth in Schedule 1.01(a) (as amended by Purchaser from time to time prior to Closing) (collectively, the "Section 363 Assigned Assets"); provided that the Section 363 Assigned Assets shall not include any executory contracts or unexpired leases, which are dealt with exclusively in Section 1.01(b), nor shall they include the Excluded Assets as provided in Section 1.02.

          (b) Section 365 Assumed Rights. Pursuant to Section 365 of the Bankruptcy Code, at the Closing the Seller shall assume and assign to the Purchaser, and the Purchaser shall accept from the Seller, all of the Seller's and the Acquired Subsidiaries' rights under and title and interest in all of Seller's executory contracts and unexpired leases listed on
     Schedule 1.01(b) (as amended by Purchaser from time to time prior to Closing) (collectively, the "Section 365 Assumed Rights"); provided, however, that nothing in this Section 1.01(b) shall require Seller to assume, and the Section 365 Assumed Rights shall not include, any executory contracts or unexpired leases that would cause the Cure Costs (as defined in Section 1.03) payable by Seller to exceed $4,000,000. Any other executory contracts or leases not included as Section 365 Assumed Rights are referred to herein as the "Excluded Contracts."

          (c) Intellectual Property Rights. The assets so transferred shall, pursuant to Sections 363 and 365 of the Bankruptcy Code, include all of Seller's rights, title and interest in, to and under all Intellectual Property, in each case owned or licensed by the Seller and used or held or held for use in the Business, including the items listed in Schedule 3.08(a).

     SECTION 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchaser expressly understands and agrees that (a) the assets and properties of the Seller listed on Schedule 1.02 (as amended from time to time by Purchaser prior to Closing) and (b) the Excluded Contracts (collectively, the "Excluded Assets") shall be excluded from the Acquired Assets.

     SECTION 1.03 Cure Costs. The Seller shall take all commercially reasonable steps, including paying up to an aggregate of $4,000,000 of necessary costs (the "Cure Costs"), to achieve cure and reinstatement of and the assumption and assignment of the Section 365 Assumed Rights. The Purchaser shall have the right to determine, prior to Closing, which executory contracts and unexpired leases shall be assumed and assigned and shall have the right and full authority to negotiate cure amounts with non-debtor parties to such contracts and leases.

     SECTION 1.04 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Seller and thereafter pay, perform or discharge in accordance with their terms all of the liabilities and obligations arising under the Assumed Rights and all of the liabilities and obligations set forth on Schedule
1.04. The liabilities to be assumed pursuant to this Agreement shall be referred to herein as the "Assumed Liabilities."

     SECTION 1.05 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing or commitment (written or oral) to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the

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Seller (or any predecessors of the Seller or any prior owners of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Notwithstanding anything to the contrary in Section 1.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

               (a) any liability or obligation under any Environmental Laws that is not an Assumed Liability;

               (b) any liability or obligation related to employees of Seller, except as provided in Section 5.06(c)(ii);

               (c) any liability or obligation for Designated Chapter 11 Costs and any contracts related thereto;

               (d) any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto);

               (e) any Taxes for which Seller is liable pursuant to Section 10.04(a)(i) or any other provision of this Agreement;

               (f) any liability or obligation arising out of or relating to any investigation of Seller's revenue recognition practices by the Securities and Exchange Commission (the "SEC");

               (g)  any liability or obligation relating to an Excluded Asset;
          and

               (h) any liability or obligation under any International Plan, Employee Plan or Benefit Arrangement, except as provided in Section 5.06(c)(ii).

     SECTION 1.06   Purchase Price.

          (a) In consideration for the Acquired Assets, the Purchaser shall pay to the Seller at the Closing (i) cash by wire transfer in an amount determined pursuant to the first sentence of Section 1.06(b) below (the "Cash Proceeds") less (ii) the Deposits (as defined in Section 1.07 below) and any interest credited thereon plus (iii) a number of shares equal to 25% of Purchaser's common stock, par value $.01 per share, to be outstanding immediately after the Closing (the "Stock Proceeds" and together with the Cash Proceeds, the "Purchase Price"). The Purchase Price shall be paid as provided in Section 2.02(b).

          (b) The Cash Proceeds shall be equal to: (i) (A) the amount necessary to release from Seller's estate the first priority lien held by Seller's existing senior secured lenders (the "Pre-Petition Facility") plus (B) the cost to cure defaults under leases and contracts to be assumed by Purchaser up to $4,000,000 plus (C) the amount necessary to

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     retire a post-petition financing facility in the amount of up to
     $11,740,000 (the "DIP Financing") plus the related fees and expenses of the lenders providing the DIP Financing plus (D) $2,000,000. The parties hereto recognize that the amount provided pursuant to Section 1.06(b)(i)(C) may be less than $11,740,000. The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the Treasury Regulations promulgated thereunder), and any subsequent adjustments thereof, shall be allocated among the Acquired Assets in a manner consistent with the values set forth in the Purchase Price allocation schedule set forth on Schedule 1.06(b), which schedule shall be prepared by the Closing Date. The Purchaser and the Seller agree to be bound by such allocation and to file all Tax returns and reports (including IRS Form
     8594) with respect to the transactions contemplated by this Agreement (including any subsequent adjustments to the Purchase Price), including, but not limited to, all federal, state and local Tax returns, on the basis of such allocation, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state, foreign or local tax provision.

     SECTION 1.07 Deposits. Pursuant to the terms of that certain Letter Agreement dated as of April 6, 2000 by and between the Seller and Gores Technology Group (the "Letter Agreement"), Purchaser or one of its Affiliates has paid to counsel for Seller a deposit in the amount of $250,000 (the "Initial Deposit"). Upon receipt of commitments satisfactory to Purchaser from Foothill Capital Corporation and Cerberus Partners with respect to the treatment of their existing secured debt, Purchaser shall wire transfer to counsel for Seller an additional $250,000 deposit (the "Additional Deposit," and together with the Initial Deposit, and, with any interest credited to the Additional Deposit and the Initial Deposit, the "Deposits"). Counsel for Seller will hold the Deposits pursuant to a letter agreement dated as of April 7, 2000 by and among Seller, Gores and counsel for Seller. The Deposits will be invested as provided in such letter agreement. The Deposits shall be applied towards the Cash Proceeds on the Closing Date; provided, however, that the Deposits shall be refunded to the Purchaser in the event the Closing does not occur for any reason other than as set forth in Section 7.02(b).

                                  ARTICLE 2.
                                  THE CLOSING

     SECTION 2.01 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins located at 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606 at 10:00 a.m. (a) within one business day after the conditions set forth in
Article 6 shall have been satisfied or waived or (b) at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

     SECTION 2.02   Deliveries at Closing.

          (a) At the Closing, the Seller shall deliver to the Purchaser (1) such deeds, bills of sale, assignments of leases and contracts, and any other instruments of conveyance (collectively, the "Conveyance Documents") that, in the reasonable judgment of Purchaser, are reasonable and necessary to effectively vest in Purchaser good, valid and insurable title to the Acquired Assets, free and clear of all liens, claims, encumbrances, interests and security interests of any nature or kind whatsoever (other than Permitted Exceptions) pursuant to the terms of this Agreement, and (2) such other customary closing documents, instruments or certificates required to be delivered as a condition precedent to the Purchaser's obligations under this Agreement.

          (b) At the Closing, the Purchaser shall deliver to the Seller (1) such duly executed instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Liabilities by the Purchaser; (2) such other customary closing documents, instruments or certificates required to be delivered as a condition precedent to the Seller's obligations under this Agreement; (3) the Cash Proceeds less the Deposits; and (4) one or more stock certificates registered in the name of Seller or as Seller may direct representing the Stock Proceeds.

                                  ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as follows:

     SECTION 3.01 Organization. The Seller and each of the Acquired Subsidiaries is a corporation validly existing and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. The Seller and each of the Material Subsidiaries listed on Schedule 3.01 are in good standing under the laws of the jurisdiction of its incorporation and in each jurisdiction where the operations of the Business require such qualification, except where the failure to be in good standing would not individually or in the aggregate have a Material Adverse Effect. All of the outstanding and issued shares of capital stock of each of the Acquired Subsidiaries (other than directors' qualifying shares) are owned, directly or indirectly, of record and beneficially by Seller. None of the capital stock of any Acquired Subsidiary is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto. Schedule 3.01 lists all of Seller's subsidiaries and all holders of directors' qualifying shares of any Acquired Subsidiary.

     SECTION 3.02 Authority Relative to this Agreement. The Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser), will constitute a valid and binding obligation of the Seller after the Petition Date upon the entry of the Section 363/365 Order; provided, however, that, subject to the approval of this Agreement by the Bankruptcy Court, if the Seller breaches this Agreement, the Purchaser's damages shall be deemed an administrative priority claim under 11 U.S.C. Sections 503(b) and 507(a).

     SECTION 3.03 Consents and Approvals. No consent, approval, order, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller or any of the Acquired Subsidiaries in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, orders, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) for consents, approvals or authorizations which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (c) for consents, orders, approvals, authorization, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.04 Financial Statements. The Seller has heretofore delivered or made available to the Purchaser financial statements (the "Financial Statements") for the fiscal year ended October 31, 1999 and the three months ended January 31, 2000. The Financial Statements fairly present in all material respects the financial condition, cash flows, changes in stockholders equity and results of operation of the Business on a consolidated basis as at the dates thereof and for the periods then ending in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except, in the case of unaudited financial statements for the lack of footnotes and normal, immaterial year-end audit adjustments).

     SECTION 3.05   Certain Assets.

          (a) Schedule 3.05(a) sets forth the street addresses of all real property used or held for use in the Business (the "Real Property"), which the Seller owns, leases, operates or subleases, specifying whether such Real Property is owned or leased and in the case of leases or subleases, the name of the lessor or sublessor.

          (b) The Seller (i) owns fee simple title to the Real Property designated on Schedule 3.05(a) as being owned by the Seller and (ii) except as set forth in Schedule 3.05(d), has a valid leasehold interest in the Real Property designated on Schedule 3.05(a) as being leased or subleased by the Seller.

          (c) Except as set forth in Schedule 3.07(b), the Seller has good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Acquired Assets.

          (d) Except as described in Schedule 3.05(d), there does not exist under any material lease of Real Property, any material default or any event which with notice or lapse of time or both would constitute a default other than defaults caused solely by filing the Chapter 11 Case.

          (e) Except for the Excluded Assets, the Acquired Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

     SECTION 3.06 Brokers. Except for Houlihan, Lokey, Howard & Zukin, whose fee is the sole responsibility of the Seller, no person is entitled to any brokerage, financial advisory or finder's fee or similar fee or commission in connection with the transactions contemplated by this

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Agreement based upon arrangements made by or on behalf of Seller or any of the
Acquired Subsidiaries.

     SECTION 3.07   Material Contracts.

          (a) Except as disclosed in Schedule 3.07(a) as of the date hereof, the Seller is not a party to or bound by:

               (i) any lease for personal property requiring aggregate payments by Seller or an Acquired Subsidiary after Closing of $100,000 or more;

               (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year or that requires aggregate payments by Seller or an Acquired Subsidiary after Closing of $100,000 or more;

               (iii) any other agreement that requires aggregate payments by Seller or an Acquired Subsidiary after Closing of $100,000 or more;

               (iv) any sales, distribution or other similar agreements not entered into in the ordinary course providing for the sale by the Seller or (as of the Closing) an Acquired Subsidiary of materials, supplies, goods, services, equipment or other assets that requires aggregate payments after Closing of $100,000 or more;

               (v) any partnership, joint venture or other similar agreement or arrangement;

               (vi) any agency, dealer, sales representative, marketing or other similar agreement;

               (vii) any agreement that limits the freedom of the Seller or (as of the Closing) an Acquired Subsidiary to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of the Purchaser after the Closing Date (other than Software License Agreements and Professional Service Agreements which to Seller's knowledge after reasonable inquiry have no such restrictions material to the Business); or

               (viii) any contract or agreement (other than Software License Agreements) to which a Subsidiary is also a party or guarantor.

          The agreements and contracts required to be disclosed on Schedule 3.07(a) are referred to herein as the "Material Contracts."

          (b) Except for payment defaults set forth on Schedule 3.07(b), to the Seller's knowledge after reasonable inquiry, neither the Seller nor any other party thereto is in default or breach in any material respect under the terms of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder (except for defaults and breaches caused solely by filing the Chapter 11 Case). True and complete copies of each Material Contract have been delivered or made available to the Purchaser.

          (c) Seller has delivered to Purchaser a list of all contracts for which deferred revenue is reflected on Seller's books and records as of April 13, 2000.

     SECTION 3.08   Intellectual Property.

          (a) Schedule 3.08(a) of this Agreement contains a complete and accurate list of all (i) registered Intellectual Property and unregistered trademarks owned by Seller or any Acquired Subsidiary and (ii) computer software sold or licensed by Seller or any Acquired Subsidiary in the ordinary course of business. With respect to the trademarks and U.S. patents listed on Schedule 3.08(a), such schedule also specifies (A) the jurisdictions in which such trademarks or U.S. patents are registered or in which an application for registration has been filed; (B) the registration or application numbers; (C) with respect to the trademarks, the termination or expiration dates; and (D) whether the owner thereof is not the Seller. Seller has delivered to Purchaser a list, to Seller's knowledge after reasonable inquiry, of all of Seller's customers who have entered into Software License Agreements and Professional Services Agreements since April 1988.

          (b) Schedule 3.08(b) sets forth a list of all licenses, sublicenses and other agreements (other than "shrink-wrap" license agreements) as to which the Seller is a party and pursuant to which any Person is authorized to use any Intellectual Property.

          (c) Except as set forth on Schedule 3.08(c), as of the date hereof, since January 1, 1999, neither Seller nor (as of the Closing) any Acquired Subsidiary has been a defendant in any action, suit or proceeding relating to, and has not received any written claim alleging that the Seller or any Acquired Subsidiary is infringing upon the Intellectual Property of others. To the Seller's knowledge after reasonable inquiry, no other person is infringing upon any Intellectual Property owned by Seller or an Acquired Subsidiary and the Seller is not infringing upon the Intellectual Property of any other Person except in each case as would not have a Material Adverse Effect. No Intellectual Property owned by Seller or an Acquired Subsidiary is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Seller or (as of the Closing) any Acquired Subsidiary with respect to the Business or restricting the licensing thereof by the Seller or (as of the Closing) any Acquired Subsidiary to any Person.

          (d) Except as set forth on Schedule 3.08(d), there shall be no fees, costs or assessments required to assign or sell the Intellectual Property to Purchaser.

          (e) Except as set forth on Schedule 3.08(e), the Seller is not aware of any defenses which a non-Seller party may have to the assignment or sale of the Intellectual Property to Purchaser.

     SECTION 3.09 Required and Other Consents. Schedule 3.09 sets forth each agreement, contract, lease or other instrument binding upon Seller that will constitute a Section 365 Assumed Right or an Assumed Liability which requires the consent, including, without limitation, any consent with respect to a change of control, or other action by any Person as a result of the execution, delivery and performance of this Agreement, unless such document can be assumed and assigned without such consent under the Bankruptcy Code except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

     SECTION 3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10, since the Balance Sheet Date, the Business and the business of the Acquired Subsidiaries have been conducted in the ordinary course, and there has not been:

          (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset which, individually or in the aggregate, has had or could reasonably be expected to have individually or in the aggregate a Material Adverse Effect;

          (b) any change in any method of accounting or accounting practice by the Seller with respect to the Business or by the Acquired Subsidiaries with respect to their respective businesses except for any such change after the date hereof required by reason of a change in GAAP;

          (c) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Business;

          (d) any sale or other disposition of any material assets other than sales of products in the ordinary course of business;

          (e) any closing agreement or other agreement entered into with a Taxing Authority to settle any claim or assessment for Taxes on a basis that would increase the Tax liability of any of the Acquired Subsidiaries for a Post-Closing Tax Period; or

          (f) any material election made by the Seller or the Acquired Subsidiaries with respect to Taxes.

     SECTION 3.11 Litigation and Proceedings. Schedule 3.11 contains an accurate list of all legal actions, suits and proceedings pending as of the date hereof against the Seller or any Acquired Subsidiary, whether or not stayed pursuant to Section 362 of the Bankruptcy Code. Except as described in Schedule 3.11, there is no action, suit, investigation or proceeding pending against or, to Seller's knowledge after reasonable inquiry, threatened in writing against or affecting the Business, any Acquired Asset or any Acquired Subsidiary before any court or arbitrator or any government body, agency or official which (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Assets after the Closing or (b) in any manner challenges or seeks to prevent, enjoin, after or materially delay the transactions contemplated by this Agreement.

     SECTION 3.12 Compliance with Laws and Court Orders. Except as set forth on Schedule 3.12 and the matters covered by the investigation of Seller by the SEC previously disclosed to Purchaser, since the Balance Sheet Date, the Business and the business of each Acquired Subsidiary have been conducted in material compliance with all laws, statutes, rules, regulations, judgments, injunctions, orders or decrees applicable to the Acquired Assets or the conduct of the Business or the businesses of the Acquired Subsidiaries and since January 1, 1999 neither the Seller nor, to the knowledge of Seller after reasonable inquiry, any Acquired Subsidiary has received any written communication from a government authority that alleges that the Business or the businesses of the Acquired Subsidiaries has not been conducted in compliance with any laws, statutes, rules, regulations, judgments, injunctions, orders or decrees, except in each case for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.13 Year 2000 Compliance. Beginning with Seller's Version 6 of software products owned and developed by Seller or any Acquired Subsidiary, all products (including hardware) sold or services performed by Seller or any Acquired Subsidiary in connection therewith (collectively referred to as the "Products") are Year 2000 Compliant. "Year 2000 Compliant" means, with respect to the Products, such Products are designed to be used prior to, during and after the calendar year 2000 A.D., and the Products used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not materially malfunction, cease to function or provide invalid or incorrect results as a result of date/time data. There has been, and there will be, no interruption of, diminution of or adverse impact on, the prompt and complete performance of any of the obligations under any contract of Seller or the performance, reliability, utility, desirability or value of the Acquired Assets, including without limitation, the Products, arising directly or indirectly from the failure of any of the Acquired Assets, including without limitation, the Products, to be Year 2000 Compliant. Attached as Schedule 3.13 is Seller's published Year 2000 policies with respect to the Business.

     SECTION 3.14 Inventories. There are no inventories related to the Business.

     SECTION 3.15 Receivables. All accounts receivable (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet on a consolidated basis are valid and arose from Seller's conduct of the Business in the ordinary course. All accounts receivable arising out of or relating to the Business at January 31, 2000 are included in the unaudited balance sheet of Seller and its subsidiaries as of January 31, 2000, in accordance with GAAP applied on a consistent basis.

     SECTION 3.16 Environmental Compliance. Except as set forth in Schedule 3.16, Seller is in compliance with all applicable Environmental Laws and there are no liabilities arising in connection with or relating to the Seller, any Acquired Subsidiary, the Real Property, Business or

Acquired Assets of any kind whatsoever, whether accrued, contingent, absolute, determinable or otherwise, arising under or relating to any Environmental Laws. Neither the Seller nor any Acquired Subsidiary has received any written notices of violations or demand from any other person arising under such Environmental Laws and there are no governmental investigations pending or threatened regarding the Seller's compliance with or liability under any Environmental Laws. The Seller and each of the Acquired Subsidiary have all Environmental Permits required under Environmental Laws and, to Seller's knowledge after reasonable inquiry there are no Hazardous Substances on the Real Property which require any remediation or cleanup under applicable Environmental Laws.

     SECTION 3.17 Conflict of Activities. Seller will be the debtor and debtor-in-possession in its Chapter 11 Case. All of the operations of the Business are operated by Seller or its subsidiaries, as the case may be.

                                  ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser and Gores represent and warrant to the Seller as follows:

     SECTION 4.01 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification appropriate, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the Purchaser's ability to complete the transactions contemplated by this Agreement.

     SECTION 4.02 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Seller) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     SECTION 4.03 Capital Stock. The authorized capital stock of Purchaser consists of 1,000 shares of Common Stock, none of which are issued and outstanding as of the date of the Agreement. All of the issued and outstanding shares of capital stock of Purchaser are, and all shares to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     SECTION 4.04 Consents and Approvals. Except for consents, approvals or authorizations which may be required under the Bankruptcy Code or the HSR Act, no consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 4.05   No Violations.  Assuming that the conditions set forth in
Article 6 shall have been satisfied, neither the execution, delivery or performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchaser or Gores, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or Gores or the Purchaser's properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of the Purchaser, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Purchaser to conduct its business as currently conducted or as proposed to be conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on the Purchaser's ability to complete the transactions contemplated by this Agreement.

     SECTION 4.06 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, other than Gores Technology Group and/or its affiliates, fees to which will not exceed $250,000 in the aggregate plus reimbursement of reasonable out-of-pocket expenses (including out-of-pocket payments to non-affiliated third parties).

     SECTION 4.07 Financing. On the Closing Date, the Purchaser will have cash on hand or financing sufficient to deliver the Cash Proceeds to the Seller.

                                  ARTICLE 5.
                                   COVENANTS

     SECTION 5.01 Notice of the Section 363/365 Motion and Section 363/365 Order. The Seller shall notify, as is required by the Bankruptcy Rules, the Bankruptcy Code and the Purchaser, all parties entitled to notice of all motions, notices and orders referenced under this Agreement, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

     SECTION 5.02 Access and Information. The Seller and each of the Acquired Subsidiaries shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of the Seller and any Acquired Subsidiary and, during such period, shall furnish as promptly as practicable to the Purchaser any and all such information as the Purchaser reasonably may request, including all pleadings and other documents or schedules filed with the Bankruptcy Court or the Office of the United States Trustee. In addition, prior to the Closing Date, Purchaser shall have the right to consult with and make specific recommendations to Seller regarding the management and operation of the Business and potential cost-cutting measures that may be implemented prior to the Closing Date. Seller agrees to consider any such recommendations in good faith and to cooperate with Purchaser in implementing any such recommendations as may be accepted by Seller (such acceptance not to be unreasonably withheld).

     SECTION 5.03   Books and Records.

          (a) If the Purchaser wishes to dispose of or destroy any of the business records or files of the Business which are transferred to the Purchaser pursuant to this Agreement, they shall first give 10 days' prior written notice to the Seller, and the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 10-day period, to take possession of such records and files within 20 days after the date of the notice from the Seller.

          (b) The Purchaser shall allow the Seller and any of its then current directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Seller's Representatives"), at Seller's expense, access to all business records and files of the Seller or the Business that are transferred to the Purchaser in connection herewith, which are reasonably required by such Seller's Representatives in order to complete the Chapter 11 Case or for other valid business purposes, during regular business hours and upon reasonable notice at the Seller's former offices and the Seller's Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Purchaser's business or operations.

          (c) This Section 5.03 shall cease to be enforceable after the Seller completes the Chapter 11 Case. The provisions of Article 10 shall control access to records for the matters covered by Article 10.

     SECTION 5.04 Additional Matters. Subject to the terms and conditions herein, except as provided by the Bankruptcy Code, the Bankruptcy Rules or any other orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Case, including any order contemplated by Section 7.01(ii) hereof, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required under this Agreement. Without limiting the foregoing, the Purchaser and the Seller shall (a) no later than three (3) business days after the Seller obtains DIP Financing with a maturity date no earlier than June 16, 2000, make all filings required under the HSR Act, (b) use their respective commercially reasonable efforts to seek early termination of the 15-day waiting period under the HSR Act, (c) respond promptly, but in no event in less than two (2) weeks, to any additional requests for information under the HSR Act and (d) take all other action necessary to expedite compliance with the HSR Act in order to consummate the transactions contemplated hereby. The Purchaser shall pay fees relating to filings required under the HSR Act.

     SECTION 5.05 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Seller and the Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser in accordance with the Section 363/365 Order. The Purchaser and the Seller hereby irrevocably consent to the personal and subject-matter jurisdiction of the Bankruptcy Court for all purposes necessary to effectuate this Section. The Seller will seek to include in any plan of reorganization in the Chapter 11 Case supported by it, provision for retained jurisdiction of the Bankruptcy Court to effectuate this
Section 5.06, and will use commercially reasonable efforts to oppose any such plan of reorganization which fails to include such provisions.

     SECTION 5.06   Employees and Benefit Programs.

          (a) Employee Benefits Definitions. The following terms, as used in this Agreement, having the following meanings:

          "Benefit Arrangements" has the meaning set forth in Section
     5.06(b)(i).

          "COBRA" means Part 6 of Title I of ERISA or any similar state law.

          "Employee Plans" has the meaning set forth in Section 5.06(b)(i).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "International Plan" means an employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability of the Seller or any of its ERISA Affiliates), or a plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (a) is exempt from ERISA pursuant to Section 4(b)(4) of ERISA, (b) is maintained or contributed to by the Seller or any of its subsidiaries and (c) covers any employee or former employee of the Seller or any of its subsidiaries.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "Retained Employees" means the employees engaged in the Business that are identified by the Seller prior to the Closing Date to remain employees of the Seller after the Closing Date.

          "Seller's Employee Liabilities" means, except as provided in Section 5.06(c)(ii), all liabilities, obligations and commitments arising out of or related to the employment (or termination of employment) by the Seller of its employees and former employees, including, but not limited to, any obligation or liability for (a) accrued but unpaid wages, salary, incentive or bonus compensation, vacation benefits and pay, unpaid contributions to any Employee Plans or other compensation, (b) all claims for severance or other termination benefits, (c) all workers compensation claims, (d) employee tort claims or claims under federal and state employee discrimination or sexual harassment laws including claims under Title VII of the Civil Rights Act of 1964, and (e) any actions, suits or proceedings brought by employees or former employees which are set forth on Schedule 3.11.

          "Transferred Employees" has the meaning set forth in Section 5.06(c)(ii).

          (b) ERISA Representations. The Seller hereby represents and warrants to the Purchaser that:

               (i) Schedule 5.06(b)(i) lists (A) each material "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which is maintained, administered or contributed to by the Seller or any of its ERISA Affiliates which covers employees of Seller or any of its ERISA Affiliates or in which such employees participate other than any plan exempt from ERISA pursuant to Section 4(b)(4) of ERISA (hereinafter referred to collectively as the "Employee Plans") and (B) each material employment, severance or other similar contract and material policy, plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not an Employee Plan, (2) is entered into, maintained or contributed to, as the case may be, by the Seller or any of its subsidiaries to cover employees or former employees of the Seller or any of its subsidiaries, (3) is not entered into, maintained or contributed to primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States and (4) is not an International Plan. Such contracts, policies, plans and arrangements described in clause (B) above are hereinafter referred to collectively as the "Benefit Arrangements." Schedule 5.06(b)(i) lists all fees and/or termination penalties applicable to investment of the assets of any Employee Plan intended to qualify under Code Section 401(a) which could be imposed upon termination of an Employee Plan against the assets of such Employee Plan.

               (ii) No Employee Plan is a Multiemployer Plan or is subject to Title IV of ERISA or Section 412 of the Code. Neither the Seller nor any of the Seller's ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, or has maintained a plan subject to Section 412 of ERISA, for which any liability remains outstanding.

               (iii) To Seller's knowledge after reasonable inquiry, each Employee Plan, which is intended to be qualified under section 401(a) of the Code, is so qualified or, if such Employee Plan fails to be so qualified, can become qualified on a retroactive basis, or Seller will notify Purchaser of such failure prior to the rollover of any participant's accounts from such plan to any plan of the Purchaser.

               (iv) The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of the Seller or its ERISA Affiliates to make timely installments or other payments required by Code Section 412 with respect to any plan maintained by Seller or its ERISA Affiliates prior to the Closing.

               (v) With respect to the employees of the Seller or any of the Seller's Subsidiaries the principal work location of which is located in the United States who are residents or citizens of the United States, there are no employee post-retirement medical or health plans in effect, except as required by COBRA.

               (vi) No ERISA Affiliate of Seller maintains (A) any Employee Plans which are intended to qualify under Code section 401(a), or (B) any Benefit Arrangement.

          (c)  Employees and Offers of Employment

               (i) Schedule 5.06(c)(i) sets forth a true and complete list of the names, titles, and annual salaries of all employees of the Business whose annual base salary exceeds $100,000.

               (ii) Subject to further due diligence and negotiation, Purchaser intends to offer employment to substantially all of Seller's active employees engaged in the Business other than the Retained Employees and to negotiate a management retention plan; provided, that the Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts such offer. On the day immediately prior to the Closing Date, Purchaser shall provide Seller with a list of those employees of Seller other than the Retained Employees to whom Purchaser does not intend to offer employment following the Closing Date (the "Non-Retained Employees") and Seller shall take all action necessary to terminate the Non-Retained Employees of Seller engaged in the Business at its Chicago, Illinois headquarters. The Purchaser shall be solely responsible for any WARN Act notification and any liability under the WARN Act, relating to any termination of any of Seller's employees occurring on or after the date of this Agreement. Seller acknowledges that it is Purchaser's policy and intention to provide equity incentives to management and key employees, which may be dilutive to other holders of common stock of Purchaser. Except as otherwise provided in this Section 5.06(c)(ii), any severance or other obligations to officers and employees of Seller shall not be Assumed Liabilities. For purposes of this Section 5.06, an employee shall be an "active" employee of Seller if on the day immediately prior to the Closing Date, such person is actively employed by the Seller or who is on short-term disability leave, authorized leave of absence or military service as of the day immediately prior to the Closing Date (such inactive employees may be offered employment by the Purchaser as of the date they would otherwise return to active employment), but shall exclude any other inactive or former employee including any Person who has been on lay-off, long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the day immediately prior to the Closing Date. Any such offer of employment shall be at such salary or wage and benefit levels made available by the Purchaser to similarly-situated employees and on such other terms and conditions as the Purchaser shall in its sole discretion deem appropriate. The employees engaged in the Business who accept and commence employment with the Purchaser are hereinafter collectively referred to as the "Transferred Employees." The Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with the Purchaser' effort to hire any Transferred Employees.

          (d) Seller's Employee Liabilities and Benefit Plans. Except as provided in Section 5.06(c)(ii), all (i) Seller's Employee Liabilities,
     (ii) obligations and liabilities under the Employee Plans and Benefit Arrangements and (iii) obligations and liabilities with respect to each Retained Employee, and any former employee of Seller who is not a Transferred Employee to the extent any such liability or obligation relates to the period prior to the Closing Date shall not be Assumed Liabilities. No assets of any Employee Plan or Benefit Arrangement shall be transferred to the Purchaser or any of its Affiliates or to any plan of the Purchaser or any of its Affiliates.

          (e)  Purchaser Benefit Plans.

               (i) The Purchaser or one of its Affiliates will recognize all years of service of the Transferred Employees with the Seller (or its predecessors) or any of its Affiliates, only for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by the Purchaser or one of its

          Affiliates immediately after the Closing Date. The Purchaser shall cause all pre-existing condition exclusions under any medical and dental plans ("Purchaser's Health Plans") made available by the Purchaser to Transferred Employees to be waived in respect of such employees and dependents, but only to the extent Seller's medical and dental plans recognize such Transferred Employees and their dependents as having satisfied any pre-existing conditions exclusion under Seller's medical and dental plans.

               (ii) To the extent Seller is unable to maintain a group health plan for Retained Employees after the Closing, Purchaser in its sole discretion and upon Seller's request may allow Retained Employees to participate in and Seller to provide benefits to Retained Employees pursuant to Purchaser's Health Plans after the Closing. Purchaser's obligations under this Section 5.06(e)(ii) are subject to Seller's payment of all premiums and additional administrative costs associated with participation of the Retained Employees in Purchaser's Health Plans, as determined by Purchaser in its sole discretion, and provided such payments are made at such times as Purchaser may require.

          (f) No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the Business, the Purchaser any of its Affiliates and no provision of this Section 5.06 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates.

     SECTION 5.07 Public Announcements; Confidential Information. The Purchaser and the Seller shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. The Purchaser and the Seller shall not issue any such press release or make any such public statement or public communication without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or any listing agreement with any national securities exchange. After the Closing, the Seller shall (a) not disclose to others any confidential information about the Business without the prior consent of the Purchaser except to the extent such disclosure is required by law or order of any governmental authority (in which case the Seller shall, to the extent practicable, inform the Purchaser in advance of any such disclosure, shall cooperate with the Purchaser in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent possible while still complying with such requirements) and (b) use reasonable care to safeguard confidential information about the Business and to protect such information against disclosure, misuse, espionage, loss and theft.

     SECTION 5.08 Conduct of the Business. Except as otherwise provided herein or authorized by the Bankruptcy Court prior to the date hereof, from the date hereof until the Closing Date, the Seller, subject to Purchaser's reasonable consent rights:

          (a) subject to the constraints imposed by the Budget, shall, and shall cause each of the Acquired Subsidiaries to, conduct the Business and the business of each of the Acquired Subsidiaries in the ordinary course and shall use commercially reasonable efforts to preserve intact the business or organizations and relationships with third parties and to keep available the services of the present employees of the Business and the business of each of the Acquired Subsidiaries;

          (b) shall not, and shall not permit any Acquired Subsidiary to, take or agree to commit to take any action that they know would make any representation or warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date;

          (c) shall not, and shall not permit any Acquired Subsidiary to, offer credit terms or trade promotions to any customers except in the ordinary course consistent with past practices with respect to the applicable product lines of Seller or any Acquired Subsidiary or except to the extent reasonably necessary to be competitive with competitors' product offerings;

          (d) shall not, and shall not permit any Acquired Subsidiary to, without Purchaser's prior written consent (which shall not unreasonably be withheld) enter into any contract (other than a Software License Agreement or a Professional Services Agreement, purchase order or sale order entered into in the ordinary course) which requires aggregate payments of at least
     $100,000.   If Purchaser disapproves of any such arrangement or contract pursuant to this clause (d), then any event, condition or matter that arises in connection with, or as a result of, such disapproval shall not in any manner (i) be deemed to be a breach of any of Seller's representations, warranties, covenants or obligations under this Agreement, or (ii) constitute a material adverse change for purposes of Section 6.03(b);

          (e) shall not, and shall not permit any Acquired Subsidiary to, borrow funds from any Person or declare or pay dividends, or make advances, to any Person, except for intercompany borrowing and related cash management practices in the ordinary course consistent with past practices;

          (f) shall not, and shall not permit any Acquired Subsidiary to, cancel or modify any existing insurance policies;

          (g) shall not enter into with any Taxing Authority any closing agreement or other agreement to settle any claim or assessment for Taxes on a basis that would increase the Tax liability of any of the Acquired Subsidiaries; and

          (h) shall not make any material election with respect to Taxes.

     SECTION 5.09 Notices of Certain Events. The Seller shall promptly notify the Purchaser of damage or destruction by fire or other casualty of any material Acquired Asset or in the event that any material Acquired Asset becomes the subject of any proceeding or, to the knowledge of the Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     SECTION 5.10  Bankruptcy Court Approval of Preliminary Order.

          (a) The Seller hereby confirms that it is critical to the process of arranging an orderly sale of the Seller's assets to proceed by selecting the Purchaser to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for such assets and that, without the Purchaser having committed substantial time and effort to such process, the estate of the Seller would have to employ a less orderly process of sale and thereby incur higher costs and risk attracting lower prices. Accordingly, the contributions of the Purchaser to the process have indisputably provided very substantial benefit to the estate of the Seller. The Seller acknowledges that the Purchaser would not have invested the effort in negotiating and documenting the transaction provided for herein and incurring duties to pay its outside advisors if the Purchaser were not entitled to the Break-Up Fee plus reasonable fees and disbursements of its counsel incurred as a result of the Purchaser's attempt to purchase the Acquired Assets, if the Purchaser is not the successful bidder for the Acquired Assets.

          (b) As promptly as practicable after the date hereof, the Seller shall file and serve motions with the Bankruptcy Court seeking:

               (i) an order approving the Break-Up Fee and all other payments to Purchaser arising under this Agreement after the Petition Date as obligations of the Seller having priority as an administrative expense in its case before the Bankruptcy Court under 11 U.S.C. Sections 503(b) and 507(a), approving procedures relating to the sale of the Acquired Assets under Sections 363 and 365 of the Bankruptcy Code, approving the adequacy of notice to creditors and parties in interest for the approval of the transactions contemplated hereby and setting a date for a hearing on the asset sale no later than June 6, 2000 (the "Preliminary Order"); and

               (ii) an order authorizing the Seller to sell the Acquired Assets to the Purchaser pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all Liens in or on the Acquired Assets (including any and all "claims and interests" in the Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than Liens related to the Assumed Liabilities and Permitted Exceptions and otherwise free and clear of claims and liabilities, such that the Purchaser shall not, among other things, incur any liability as a successor to the Business and authorizing, among other things, the Seller, pursuant to Section 365 of the Bankruptcy Code, to assume and to assign to the Purchaser the Section 365 Assumed Rights (the "Section 363/365 Order").

          (c) The Seller shall seek to obtain the Preliminary Order no later than May 15, 2000, and the Section 363/365 Order no later than June 6, 2000. The Preliminary Order shall be in form and substance reasonably satisfactory to the Seller and the Purchaser and consistent with the motion relating to the Preliminary Order provided to the Purchaser. The Section 363/365 Order shall be in form and substance reasonably satisfactory to the Seller and the Purchaser. The motions relating to the Preliminary Order and the Section 363/365 Order shall be in form and substance reasonably satisfactory to the Purchaser.

          (d) Subject to the Preliminary Order, the Seller shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby, subject to Seller's obligations to comply with any order of the Bankruptcy Court and other applicable law.

          (e) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from either the Preliminary Order or the Section 363/365 Order, the Seller shall immediately notify the Purchaser of such appeal or stay request and shall provide to the Purchaser within one business day a copy of the related notice of appeal or order of stay or application for reconsideration. The Seller shall also provide the Purchaser with written notice, (and copies of) any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.

     SECTION 5.11 Name Changes. Within 45 days after the Closing, the Seller agrees (a) to change its name to some other name not using the words "System Software" or the initials "SSA" and (b) after the Closing, until papers are duly filed with the applicable Secretaries of State to effect such name changes, not to use its name in any way for the purpose of selling or marketing any product or service or otherwise in any manner which does or might compete with the Purchaser or, in any other way which, in the Purchaser's reasonable judgment, would, could or might be detrimental to the Purchaser's enjoyment of the rights and goodwill it sought when it paid for and acquired the assets of Seller.

     SECTION 5.12 Permits. Prior to the Closing Date, the Seller (1) shall use its reasonable best efforts to identify all material permits (including Environmental Permits) necessary to operate the Business from and after the Closing Date, and (2) shall use its reasonable best efforts to obtain consents to the transfer of such material permits which are transferable to Purchaser at or prior to Closing and which are not otherwise covered by the Section 363/365 Order. Prior to and after the Closing, the Seller shall cooperate with Purchaser with respect to the transfer of all material permits.

     SECTION 5.13 Consents; Assignments. The Seller and the Purchaser shall use their respective best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses, and other rights of any nature whatsoever relating to the Acquired Assets; provided, however, that except for filing and other administrative charges, the Purchaser shall not be obligated to pay any consideration therefor to the third party from whom such consents, approvals, and amendments are requested. In the event and to the extent that the

Seller and the Purchaser are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of the Seller with respect to the Acquired Assets so that the Purchaser would not in fact receive all the rights with respect to the Acquired Assets, the Seller and the Purchaser will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which the Purchaser, to the extent possible, obtain the benefits and assume the obligations with respect to such Acquired Asset in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller's obligations, any and all rights of the Seller against a third party thereto. The Seller shall, without further consideration therefor, pay and remit to the Purchaser promptly all monies, rights, and other considerations received in respect of the Purchaser's performance of such obligations. Following the Closing, the Seller shall use its best efforts to obtain required consents with respect to any Acquired Assets which are not assigned to the Purchaser pursuant to the Section 363/365 Order. If and when any such consent shall be obtained or such agreement, lease, license, or other right shall otherwise become assignable or able to be novated, the Seller shall promptly assign and novate all its rights and obligations thereunder to the Purchaser without the payment of any further consideration therefor, assume such rights and obligations. The foregoing shall not limit the right of the Purchaser to require the Seller to assign any contract to it or constitute a waiver to any condition precedent to Closing. Any Seller action required or requested by Purchaser to be taken under this Section 5.13 shall be at Purchaser's expense and shall not materially interfere with Seller's ability to close or resolve the Bankruptcy Case.

     SECTION 5.14 Accounts Receivables. As of the Closing, Seller shall irrevocably designate, make, constitute and appoint Purchaser (and all persons designated by Purchaser) as Seller's true and lawful attorney in fact, to (i) demand payment of all accounts receivable sold under this Agreement, (ii) enforce payment of all accounts receivable sold under this Agreement by legal proceedings or otherwise, (iii) exercise all of the Seller's rights and remedies with respect to proceedings brought to collect any accounts receivables sold under this Agreement, (iv) sell or assign any accounts receivable sold under this Agreement upon such terms, for such amount and at such time or times as Purchaser deems advisable, and (v) take control in any manner of any item of payment or proceeds of any accounts receivable sold under this Agreement.

     SECTION 5.15 Bidding Procedures. The Seller (1) shall conduct the auction process in accordance with the Bidding Procedures and (2) shall not amend, waive, modify or supplement in a material respect the Bidding Procedures except as set forth therein.

     SECTION 5.16 Registration; Disclosure. Distribution of the Stock Proceeds as provided for under Seller's plan of reorganization or liquidation shall be effected to the extent practicable, subject to Purchaser's approval as to structure, to comply with exemptions from registration under applicable federal and state law. In the event that an exemption from such registration is not available, the Purchaser shall use its reasonable best efforts to cause to become effective a registration statement under the Securities Act of 1933, as amended, and applicable state securities law for the purpose of registering the sale of the shares representing the Stock Proceeds pursuant to Seller's plan of reorganization or liquidation. The obligation of Purchaser to cause the effectiveness of any such registration statement shall be subject to reasonable delay (not to exceed 30 days) if the board of directors of Purchaser reasonably and in good faith determines that such effectiveness would require the disclosure of material information that the Purchaser has a bona fide business purposes for preserving as confidential. The Purchaser shall provide adequate disclosure about Purchaser pursuant to 11 U.S.C. Section 1125 in connection with any liquidating plan of reorganization proposed by Seller after the Closing.

     SECTION 5.17 DIP Budget. The Seller shall operate under the Budget, which shall be used to fund the operations of the Seller from the Petition Date to a date no later than (a) the Closing (if the Purchaser consummates the transactions contemplated hereby) and (b) a date that is no later than 60 days after the Petition Date if Purchaser does not consummate the transactions contemplated hereunder.

     SECTION 5.18 Capitalization. As of Closing, Purchaser shall be capitalized with at least $60,000,000 of equity and long-term debt, at least $20,000,000 of which shall be represented by common stock, or such other capitalization which results in the same economic allocation to Seller's estate as contemplated hereunder.

     SECTION 5.19 Disclosure Supplements. From time to time prior to the Closing, Seller shall supplement or amend the Schedules referred to in Article 3 (the "Disclosure Schedules") with respect to (a) any matter arising after the date hereof which, if existing or occurring at or prior to the date hereof, would to the knowledge of Seller have been required to be set forth or described in the Disclosure Schedules or which is necessary to complete or correct any information in the Disclosure Schedules or in any representation or warranty of Seller which has been rendered inaccurate thereby and (b) within 14 days after the date hereof, any matter arising prior to the date hereof regarding the Acquired Subsidiaries that is not known to Seller as of the date hereof. All such supplements and amendments shall be taken into account for purposes of determining whether the condition set forth in Section 6.03(a) has been satisfied.

                                   ARTICLE 6.
                              CONDITIONS PRECEDENT

     SECTION 6.01 Conditions Precedent to Obligation of the Seller and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) the Section 363/365 Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended;

          (b) the waiting period, if any, under the HSR Act shall have expired or been terminated;

          (c) there shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated under this Agreement; and

          (d) no statute, rule or regulation shall have been promulgated by any federal or state governmental authority which prohibits the consummation of the transactions contemplated by this Agreement.

     SECTION 6.02 Conditions Precedent to Obligation of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date; and

          (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date except as otherwise contemplated by this Agreement.

     SECTION 6.03 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) The Seller shall have performed in all material respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date, and the representations and warranties of the Seller contained in this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date.

          (b) Except for the matters subject to the investigation of the Seller by the SEC previously disclosed to Purchaser and the litigation and proceedings disclosed in Schedule 3.12, there shall exist no material violations of federal, state, local or foreign laws, statutes, regulations or codes of any kind or nature whatsoever that would materially adversely affect the value of the Acquired Assets after the Closing and the value of the Acquired Assets shall not have changed materially from the value that existed on March 31, 2000; provided, however, that none of the following shall constitute a material adverse change for purposes of this Section 6.03(b): (i) normal intra-quarter fluctuations in assets of the Seller,
     (ii) the departure of any employee (x) whose contract obligations are not assumed by the Purchaser or (y) who does not receive an offer of employment on substantially the same terms as his present employment (including, without limitation, compensation, location and responsibilities) from Purchaser prior to Closing, (iii) the impact of the departure of any employee or employees referred to in clause (ii) above, or
     (iv) reasonable levels of deterioration in Seller's business, including but not limited to erosion of its customer base, loss or deferral of expected sales and loss of employees, resulting from the announcement or implementation of the transactions contemplated hereby.

          (c) Upon consummation of the transactions contemplated hereby, the Purchaser will have acquired good title in and to, or a valid leasehold interest in, as applicable, each of the Acquired Assets, free and clear of all Liens other than Liens related to the Assumed Liabilities and Permitted Exceptions.

          (d) The Section 363/365 Order shall have been entered by the Bankruptcy Court and such order shall have become a final order.

                                  ARTICLE 7.
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01   Termination.

     This Agreement may be terminated:

               (i) by mutual written agreement of the Seller and the Purchaser prior to the Closing Date;

               (ii) by the Seller or Purchaser if a Competing Transaction is approved by the Bankruptcy Court, whether or not in accordance with the bidding procedures contained in the Preliminary Order (the "Bidding Procedures");

               (iii) at any time before the Closing, by the Purchaser if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment or cure and shall not have been waived by the Purchaser, provided that the Purchaser is not then in breach of this Agreement;

               (iv) at any time before the Closing, by the Seller if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment or cure and shall not have been waived by the Seller, provided that the Seller is not then in breach of this Agreement.

               (v) at any time after June 17, 2000, by the Seller if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Seller;

               (vi) at any time after June 17, 2000, by the Purchaser if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Purchaser;

               (vii) by the Purchaser, at any time after May 15, 2000 if the Preliminary Order has not been entered by the Bankruptcy Court;

               (viii) at any time after June 6, 2000, by the Purchaser if by such date the Section 363/365 Order has not been entered; or

               (ix) by the Purchaser in the event of a material breach of the covenants contained in Section 5.15.

     SECTION 7.02   Effect of Termination. If this Agreement is terminated under
Section 7.01, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Seller and the Purchaser to each other under this Agreement will terminate without further obligation or liability of the Seller or the Purchaser to the other, except that:

          (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with the confidentiality agreement between Gores Technology Group and Seller;

          (b) if this Agreement is terminated by Seller pursuant to Section 7.01(iv) or 7.01(v) as a result of Purchaser's breach of any of its representations, warranties, covenants or obligations in this Agreement, then the Seller will be entitled to retain the Deposits; provided, however, that under no circumstances will the liability of Purchaser exceed the amount of the Deposits, which the parties agree constitute liquidated damages and shall be Seller's sole and exclusive remedy available for breach by Purchaser of any obligation hereunder, whether sounding in contract or tort;

          (c) if this Agreement is terminated pursuant to Section 7.01(ii), the Seller, upon approval by Bankruptcy Court of a Competing Transaction, shall pay the Purchaser the Break-Up Fee; and

          (d)  the Seller and Purchaser agree that the remedy set forth in
     Section 7.02(b) is not a penalty and is, after consultation with counsel, an appropriate measure of Seller's damages for Purchaser's breach (which damages are otherwise inherently uncertain). Seller recognizes that, but for the provisions of this paragraph, Purchaser would not have executed this Agreement.

                                  ARTICLE 8.
                              GENERAL PROVISIONS

     SECTION 8.01 Survival of Representations, Warranties, and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date. The covenants contained in Sections 1.03, 1.04, 1.05, 1.07, 5.03, 5.05, 5.06(c), 5.06(d),
5.06(e), 5.11, 5.13, 8.02, 8.03, 10.03 and 10.04 shall survive the Closing.

     SECTION 8.02 Indemnity. The Seller shall indemnify the Purchaser for any liability or expense resulting from the payment by Purchaser anytime up to five business days before the confirmation date of Seller's plan of reorganization of an Excluded Liability (a) that the Purchaser legally is compelled to pay or (b) that the Purchaser pays with consent of the Seller. The Purchaser shall indemnify Seller for any liability or expense resulting from the Purchaser's failure to (i) pay any Assumed Liability in accordance with its terms and (ii) comply with the applicable requirements of COBRA.

     SECTION 8.03 Transfer Taxes. The Seller shall seek an order approving this Agreement which provides that (a) in accordance with section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under a plan confirmed under section 1129 of the Bankruptcy Code shall not be taxed under any law imposing a stamp tax or similar tax, and (b) the instruments transferring the Acquired Assets to the Purchaser shall contain the following endorsement:

          "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. (S) 1146(c)."

In the event transfer Taxes are required to be paid in order to consummate the transactions hereunder, or in the event any such Taxes are assessed at any time thereafter, such transfer Taxes (including any interest, penalties or other additions thereon) incurred as a result of the transactions contemplated hereby shall be paid by the Seller. In the event sales, use or other similar Taxes are assessed at Closing or at any time thereafter on the transfer of any of the Acquired Assets, such Taxes (including any interest, penalties or other additions thereon) incurred as a result of the transactions contemplated hereby shall be paid by the Seller. The Purchaser and the Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

     SECTION 8.04 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (a)  If to the Purchaser, to

          SSA Acquisition Corporation
          c/o Gores Technology Group
          10877 Wilshire Blvd., Suite 1805
          Los Angeles, California 90024
          Telecopy:  310-209-3310
          Attention: Eric Hattler, Esq.

          and

          Gores Technology Group
          6260 Lookout Road
          Boulder, Colorado 80301
          Telecopy:  303-531-3200
          Attention: Cathy Scanlon

          with the copy (which shall not constitute notice) to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California 90071-2007
          Telecopy:  213-891-8763
          Attention: Robert A. Klyman, Esq.

               and

          (b)  If to the Seller, to:

          System Software Associates, Inc.
          500 West Madison Street
          Chicago, Illinois 60661
          Telecopy:  312-474-7451
          Attention: Kirk Isaacson, Esq.

          with the copy (which shall not constitute notice) to:

          Sidley & Austin
          One Bank One Plaza
          10 South Dearborn Street
          Chicago, Illinois 60603
          Telecopy:  312-853-7036
          Attention: John Box, Esq.

     SECTION 8.05 Descriptive Headings; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "$" or dollars shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

     SECTION 8.06 Entire Agreement, Assignment. This Agreement (including the Exhibits, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto and (b) shall not be assigned by operation of law or otherwise; provided, however that Purchaser may assign all or part of its rights or obligations

(other than Purchaser's obligation to issue the Stock Proceeds and its obligations under Section 5.16) under this Agreement to one of its wholly-owned subsidiaries so long as Purchaser remains liable for its obligations hereunder.

     SECTION 8.07 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction. The Purchaser and Seller irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court).

     SECTION 8.08 Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder. Upon and after the Closing, the Purchaser shall be responsible for
(i) the costs incurred in connection with the registration of the Stock Proceeds under federal or state securities laws, if required to allow Seller to distribute the Stock Proceeds under a plan of reorganization or liquidation;
(ii) its own reasonable costs and expenses associated with providing adequate disclosure about Purchaser pursuant to 11 U.S.C. Section 1125 in connection with any liquidating plan of reorganization proposed post-Closing by Seller; and
(iii) any lenders fees incurred in connection with the DIP Financing.

     SECTION 8.09 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     SECTION 8.10 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     SECTION 8.12 Severability; Validity; Parties of Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this

Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.13 Bulk Sales. The Purchaser hereby waives compliance by the Seller with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     SECTION 8.14 Bankruptcy Court Approval. The Seller's obligations hereunder are subject to Bankruptcy Court approval.

                                  ARTICLE 9.
                                  DEFINITIONS

     SECTION 9.01 Defined Terms. As used herein, the terms below shall have the following meanings.

          "Acquired Assets" means the Section 363 Assigned Assets, the Section 365 Assumed Rights and the Intellectual Property.

          "Acquired Subsidiaries" means all subsidiaries of Seller except those excluded on Schedule 1.02.

          "Additional Deposit" has the meaning set forth in Section 1.07.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

          "Agreement" has the meaning set forth in Preamble.

          "Assumed Liabilities" has the meaning set forth in Section 1.04.

          "Balance Sheet" means the audited balance sheet of Seller and its subsidiaries as of October 31, 1999.

          "Balance Sheet Date" means October 31, 1999.

          "Bankruptcy Code" has the meaning set forth in the Recitals.

          "Bankruptcy Court" has the meaning set forth in the Recitals.

          "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedures, as amended.

          "Bidding Procedures" has the meaning set forth in Section 7.01(ii).

          "Break-Up Fee" means the fee payable by the Seller to the Purchaser in the amount of $2,000,000 plus Purchaser's actual and reasonable costs and expenses incurred in connection with the transactions contemplated by the Letter Agreement and this Agreement upon the approval by the Bankruptcy Court of a Competing Transaction.

          "Budget" means the budget agreed upon from time to time by the Seller and the Seller's senior secured lenders; provided, however, that the total
                                              --------  -------
     amount of the budget shall not exceed $11,740,000.

          "Business" has the meaning set forth in the Recitals.

          "Cash Proceeds" has the meaning set forth in Section 1.06(a).

          "Chapter 11 Case" has the meaning set forth in the Recitals.

          "Closing" has the meaning set forth in Section 2.01.

          "Closing Date" has the meaning set forth in Section 2.01.

          "Competing Transaction" means any transfer or other disposition or retention under a Chapter 11 plan of reorganization of all or substantially all of the Acquired Assets or any significant portion thereof, or any transfer of an ownership interest in, the Seller, the Business or any significant portion thereof, in a single transaction or series of related transactions, provided that the Purchaser has not theretofore terminated this Agreement pursuant to Section 7 hereof and provided that Seller has not theretofore terminated this Agreement pursuant to Section 7.01(iv) or
     (v) hereof.

          "Conveyance Documents" has the meaning set forth in Section 2.02(a).

          "Deposits" has the meaning set forth in Section 1.07.

          "Designated Chapter 11 Costs" means all out of pocket fees and expenses incurred or owed in connection with the administration of the Chapter 11 Case including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by the Seller, the Creditors' Committee, or the prepetition lenders incurred or owed in connection with the administration of the Chapter 11 Case (but specifically excluding ordinary course professionals as authorized by the Bankruptcy Court), and all out of pocket expenses of the Seller in connection with the transactions contemplated under this Agreement.

          "DIP Financing" has the meaning set forth in Section 1.06.

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

          "Excluded Assets" has the meaning set forth in Section 1.02.

          "Excluded Contracts" has the meaning set forth Section 1.01(b).

          "Excluded Liabilities" has the meaning set forth in Section 1.05.

          "Financial Statements" has the meaning set forth in Section 3.04.

          "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

          "HSR Act" has the meaning set forth in Section 3.03.

          "including" shall always be read as "including without limitation."

          "Initial Deposit" has the meaning set forth in Section 1.07.

          "Intellectual Property" means all trademarks, service marks, trade names, logos, domain names, computer software, mask work, invention, patent, trade secret, copyright, technology, processes, inventions, proprietary data, formulae, research and development data, computer software programs, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "knowledge" or known means, with respect to Seller, the actual knowledge of Robert Carpenter, Kirk Isaacson, Joseph Skadra, Robert Williams or Carol Wolniakowski.

          "Leases" means the Seller's material real property leases to which the Sellers are a party related to the operation of the Business.

          "Letter Agreement" has the meaning set forth in Section 1.07.

          "Lien" means any interest in the Acquired Assets by a Person other than the Seller, including any mortgage, lien, pledge, charge, security interest encumbrance or other adverse claim of any kind in respect of any Acquired Asset.

          "Material Adverse Effect" means any event, condition or matter in respect of the operation of the Business, the Acquired Assets and the Assumed Liabilities that in the aggregate will result in or have a material adverse effect on the Acquired Assets, the Assumed Liabilities, or the ability of Purchaser to operate the Business after the Closing.

          "Material Contracts" has the meaning set forth in Section 3.07(a).

          "Non-Retained Employees" has the meaning set forth in Section 5.06(c)(ii).

          "Permitted Exceptions" means imperfections of title, restrictions or encumbrances, if any, that (a) cannot be released or cured under the Bankruptcy Code pursuant to a sale of assets under Sections 363 or 365 of the Bankruptcy Code and that either (i) would not involve material costs to correct or remove or (ii) do not materially impair the use and operation of such asset in the Business as currently conducted or (b) are caused solely by Purchaser.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Petition Date" means the date on which the Seller files a petition for relief under the Bankruptcy Code in the Bankruptcy Court.

          "Preliminary Order" has the meaning set forth in Section 5.10(b)(i).

          "Pre-Petition Facility" has the meaning set forth in Section 1.06(b).

          "Products" has the meaning set forth in Section 3.13.

          "Professional Service Agreements" means any agreement entered into in the ordinary course of business of the Business related to the provision of professional services by Seller or an Acquired Subsidiary in connection with a Software License Agreement or the Intellectual Property of Seller or an Acquired Subsidiary, including, but not limited to, agreements to provide Intellection Property or modifications, improvements, enhancements, adaptations or translations thereto, or the provision of technical support (excluding on-going support), education and training.

          "Purchase Price" has the meaning set forth in Section 1.06(a).

          "Purchaser" has the meaning set forth in the Preamble.

          "Real Property" has the meaning set forth in Section 3.05(a).

          "Section 365 Assumed Rights" has the meaning set forth in Section 1.01(b).

          "Section 363/365 Motion" means the motion filed by the Sellers in the Case seeking entry of the Section 363/365 Order.

          "Section 363/365 Order" has the meaning set forth in Section 5.10(b)(ii).

          "Seller" has the meaning set forth in the Preamble.

          "Seller's Representatives" has the meaning set forth in Section
     5.03(b).

          "Software License Agreements" means a software license agreement entered into between Seller, Seller's customer and, if appropriate, a subsidiary or authorized software distributor of Seller, pursuant to which
     (a) the customer is granted a perpetual, personal and non-exclusive right and license to use software product(s) identified therein; and (b) Seller, such subsidiary or authorized software distributor of Seller (as determined by Seller) makes available to the customer software updates (error corrections), software upgrades (enhancements for which there is not a separate charge) and access (via telephone or other electronic means as determined by Seller) to technical support for advice and consultation regarding the customer's use of the licensed software.

          "Stock Proceeds" has the meaning set forth in Section 1.06(a).

          "Transferred Employees" has the meaning set forth in Section 5.06(c)(ii).

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

          "Year 2000 Compliant" has the meaning set forth in Section 3.13.

                                  ARTICLE 10.
                                  TAX MATTERS

     SECTION 10.01 Tax Definitions. The following terms, as used in this Agreement, have the following meanings:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Pre-Closing Tax Period" means any tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

          "Post-Closing Tax Period" means any tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

          "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

          "Tax" and, with correlative meaning, "Taxes" means with respect to any Person (1) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (2) liability for the payment of any amounts of the type described in (1) relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated consolidated, combined, unitary or other group with such other Person.

          "Tax Returns" means any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof filed or to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes.

          "U.S. Acquired Subsidiaries" means the Acquired Subsidiaries that for United States federal income tax purposes are United States domestic corporations.

     SECTION 10.02 Tax Representations and Warranties. The Seller hereby represents and warrants to the Purchaser that:

          (a) Except as set forth on Schedule 10.02(a), the Seller and each of the Acquired Subsidiaries has timely filed all Tax Returns relating to any Pre-Closing Tax Period which are required to be filed, such Tax Returns are correct and complete in all material respects and the Taxes due on such Tax Returns have been paid to the extent the non-filing of such Tax Returns, the failure of such Tax Returns to be correct and complete, or the non-payment of such Taxes would result in a Lien on any Acquired Asset or asset of any Acquired Subsidiary (that would not be released pursuant to the Section 363/365 Order). The Seller has delivered or made available to Purchaser complete and accurate copies of all federal and all other material Tax Returns filed with the Taxing Authorities for all open tax years of the Seller and each Acquired Subsidiary. Each of the Seller and the Acquired Subsidiaries has timely paid or will timely pay, or made provision for the payment of, all Taxes that have or may become due in respect of periods (or portions thereof) ending on or before the Closing Date the non-payment of which would result in a Lien on any Acquired Asset or asset of any Acquired Subsidiary (that would not be released pursuant to the Section 363/365 Order), except such Taxes, if any, as are listed in
     Schedule 10.02(a) or as to which adequate financial statement reserves have been determined in accordance with GAAP.

          (b) Except as set forth on Schedule 10.02(b), all Taxes that the Seller or any Acquired Subsidiary is or was required to withhold or collect have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper Taxing Authority or other Person. Except where payment of sales, use or other similar Taxes have been made, the Acquired Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of sales, use or other similar Taxes as to which the Acquired Subsidiaries would have otherwise been obligated to collect or withhold Taxes.

          (c) Except as set forth on Schedule 10.02(c), there is, in writing, no claim, action, audit or other proceeding now pending or threatened relating to the Taxes of the Seller or any of the Acquired Subsidiaries. Schedule 10.02(c) sets forth for the Seller and each Acquired Subsidiary the federal and other material Tax Returns which have been audited by the relevant Taxing Authorities for each period set forth on Schedule 10.02(c) after 1993. Except as set forth on Schedule 10.02(c), (i) neither the Seller nor any Acquired Subsidiary has been notified in writing by any Taxing Authority that it intends to audit a Tax Return for any period to the extent such notification is still pending, (ii) no power of attorney has been executed by any of the Acquired Subsidiaries with respect to any matters relating to Taxes which is currently in force, and (iii) no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to any of the Acquired Subsidiaries.

          (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets. None of the assets of the Acquired Subsidiaries or the Acquired Assets is property that is required to be treated for Tax purposes as being owned by any other Person.

          (e) The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 or of Subchapter A of Chapter 3 of the Code or of any other provisions of federal, state, local or foreign law.

          (f) Except as set forth on Schedule 10.02(f), except with respect to any group of which the Seller is the common parent for tax purposes, neither the Seller nor any of the Acquired Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (including any Tax sharing or allocation agreement) or otherwise.

          (g) None of the Acquired Subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     SECTION 10.03 Section 338(h)(10) Election.

          (a) With respect to Seller's sale of the shares of the U.S. Acquired Subsidiaries (including any deemed sale for tax purposes of the shares of any U.S. Acquired Subsidiaries not directly owned by Seller) to Purchaser, at the request of Purchaser, Seller and Purchaser shall jointly make, if permissible under applicable law, timely and irrevocable elections under
     Section 338(h)(10) of the Code, and similar elections under any applicable state or local tax laws. Purchaser, Seller and the U.S. Acquired Subsidiaries shall report the transaction consistently with such elections under Section 338(h)(10) of the Code or any similar state, foreign or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local tax provision).

          (b) To the extent possible, Purchaser, Seller and the U.S. Acquired Subsidiaries shall deliver at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state, foreign and local tax laws (collectively, the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed by the Closing, Purchaser, Seller and the U.S. Acquired Subsidiaries shall prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Purchaser and Seller shall each cause the Section 338 Forms to be duly executed by an authorized person for Purchaser and Seller, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement. Purchaser and Seller shall also cooperate with each other to take all actions necessary and appropriate (including, without limitation, filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)- 1 (and comparable provisions of each applicable state and local tax law) or any successor provisions.

          (c) As soon as practicable, Seller and Purchaser shall agree on the allocation of the "aggregate deemed sales price (ADSP)" of the assets of the U.S. Acquired Subsidiaries resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder and consistent with Schedule 1.06(b)) among such assets.

     SECTION 10.04 Tax Matters.

          (a) Liability for Taxes.
              -------------------

              (i) Seller shall be liable for and pay, and pursuant to Section
          8.02 shall indemnify Purchaser against, (A) all Taxes imposed on the Seller or any Acquired Subsidiary, or for which the Seller or any subsidiary may otherwise be liable, as a result of having been a member of a consolidated group (including, without limitation, Taxes for which the Seller or any Acquired Subsidiary may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of such a consolidated group), (B) all Taxes imposed on the Seller, or for which the Seller may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any consolidated group and any Taxes resulting from the Seller or any Acquired Subsidiary ceasing to be a member of any such group), (C) all Taxes arising from making the Elections, and (D) all Taxes imposed on the Seller pursuant to Section 8.03 or any other provision of this Agreement.

               (ii) Purchaser shall be liable for and pay, and pursuant to
          Section 8.02 shall indemnify Seller against, (A) all Taxes imposed on the Acquired Assets (other than an Acquired Subsidiary) for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, and (B) all Taxes imposed on any Acquired Subsidiary for any taxable year or period; provided, however,
                                                              --------  -------
          that Purchaser shall not be liable for or pay, and shall not indemnify Seller against, any Taxes for which Seller is liable under this Agreement (including, without limitation, Section 10.04(a)(i)).

          (b)  In the case of any Straddle Period:

               (i) real, personal and other similar intangible property Taxes ("Property Taxes") relating to the Acquired Assets for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

               (ii) the Taxes relating to the Acquired Assets (other than Property Taxes) for any Pre-Closing Tax Period shall be computed, using the closing of the books method, as if such taxable period ended as of the close of business on the Closing Date.

          (c) For any taxable period of the Acquired Subsidiaries that ends on or before the Closing Date, Seller shall timely prepare, consistent with past practices (unless a contrary position is required by law), and file with the appropriate Taxing Authority all consolidated, combined or unitary Tax Returns that include any of the Acquired Subsidiaries required to be filed (and shall provide Purchaser a reasonable opportunity to review all such Tax Returns prior to filing) and shall pay all Taxes due with respect to such Tax Returns. Seller shall not file any Tax Return relating to a Pre-Closing Tax Period without Purchaser's consent (which consent shall not be unreasonably withheld) if the filing of such Return may cause a net increase of the Tax liability of any of the Acquired Subsidiaries for a Post-Closing Tax Period in excess of $100,000. Purchaser shall timely prepare and file with the appropriate Taxing Authority all other Tax Returns of the Acquired Subsidiaries relating to a Pre-Closing Tax Period or Straddle Period required to be filed and shall pay all Taxes due with respect to such Tax Returns (and shall provide Seller with a reasonable opportunity to review all such Tax Returns prior to filing). Purchaser and Seller agree to cause the Acquired Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis. Seller shall file or caused to be filed when due (taking into account all extensions properly obtained) all Tax Returns that do not include any Acquired Subsidiary and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

          (d) The Purchaser and the Seller agree to (i) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and (ii) cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax relating to the Business or the Acquired Assets; (iii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Business or the Acquired Assets for taxable periods for which the other may have a liability; (iv) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period; and (v) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article 10. The Purchaser shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six years following the Closing Date. The Seller shall retain any records retained by the Seller related to Taxes until liquidation. Each party shall provide the other with at least ten days prior written notice before destroying or transferring custody of any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

          (e) Seller shall deliver to Purchaser at the Closing all necessary forms and certificates complying with applicable law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

          [Remainder of page intentionally blank; next page is signature page]

     IN WITNESS WHEREOF, the Seller, Gores and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                              SYSTEM SOFTWARE ASSOCIATES, INC.

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                              GORES TECHNOLOGY GROUP (for purposes of Article 4 only)

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                              SSA ACQUISITION CORPORATION

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                               Schedule 1.01(a)
                               ----------------

The Section 363 Assigned Assets shall include, without limitation, all of the following:

1.   Cash and investments and similar accounts.

2.   Lockbox accounts.

3. Accounts receivable, trade receivable and similar rights, including intercompany receivables.

4.   Notes and other receivable and similar rights.

5.   Prepaid assets and credits.

6. Property, plant and equipment, including without limitation, assets used by Retained Employees, equipment, machinery, computer hardware and software and related items, furniture, fixtures, telecommunications equipment.

7.   Books and records.

8.   Customer lists.

9.   Internet and intranet websites, including all data, code and content.

10.  Telephone numbers.

11.  Stock of all subsidiaries other than those excluded on Schedule 1.02.

12.  Causes of action in favor of Seller or the Business.

13.  Permits.

14. Guarantees, warranties, indemnities and similar rights in favor of the Seller or the Business.

15.  Intellectual property, goodwill and other intangible assets.

16.  General intangibles.

                               Schedule 1.01(b)
                               ----------------

All executory contracts and unexpired leases of Seller except those specifically excluded prior to closing.

                                 Schedule 1.02
                                 -------------

1. All inactive entities, except the stock of each of the following shall be an included asset: (a) System Software Associates (FSC), Inc., a U.S. Virgin Islands corporation, (b) System Software Japan Corporation, a Delaware corporation, and (c) System Software Pacific Rim Corporation, a Delaware corporation.

2.   System Software Associates AG, Basel, a Switzerland corporation.

3.   Finland entity.

4.   Wallop Investments (Proprietary) Ltd., a South Africa corporation.

5.   India entity.

6.   Pacific Pte Ltd., a Singapore corporation.

7.   Object entity.

                                 Schedule 1.04
                                 -------------

1.   Accrued compensation and benefits with respect to the Transferred
     Employees.

2.   Deferred revenue to the extent contract obligation is assumed.

3. All expenses and obligations of Seller incurred in accordance with the Budget prior to the Closing Date, but unpaid as of the Closing Date, so long as payment of amounts so incurred does not exceed the amount available under the DIP Facility.

4.   All WARN obligations pursuant to Section 5.06 (c)(ii).